EXHIBIT 23.11

To the Shareholder of FrontierVision
Holdings Capital Corporation:

We consent to the use of our report dated March 16, 1998, relating to the balance sheet of FrontierVision Holdings Capital Corporation as of December 31, 1997, included herein and to the reference to our firm under the heading "Experts" in the post-effective amendment No. 1 to the Form S-4.


/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Denver, Colorado
April 2, 1998